Mail Stop 4561
      July 14, 2006

VIA U.S. MAIL AND FAX (415) 978-3014

Mr. Christopher J. Zyda
Chief Financial Officer
Luminent Mortgage Capital, Inc
One Market, Spear Tower, 30th Floor
San Francisco, CA 94105

      Re:	Luminent Mortgage Capital, Inc
      	Form 10-K for the year ended December 31, 2005
      	Filed March 9, 2006
      File No. 1-31828

Dear Mr. Zyda:

      We have completed our review of your Form 10-K and do not, at this time, have any further comments.

								Sincerely,



Daniel L. Gordon
Branch Chief

Hewitt Associates, Inc.
December 28, 2004
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